Exhibit 10.03

IRREVOCABLE UNDERTAKING

To:	GXO Logistics, Inc. (GXO)
Two American Lane, Greenwich, CT 06831

29 February 2024

Dear Directors

Acquisition of Wincanton plc (Wincanton)

We refer to the Rule 2.7 announcement published by GXO on 29 February 2024 (the Rule 2.7 Announcement) and understand that GXO intends to acquire all the issued and to be issued share capital of Wincanton pursuant to the Scheme or the Offer (each as defined in paragraph 7 below). This undertaking sets out the terms and conditions on which we will vote in favour of the Scheme and/or accept the Offer (as applicable).

Shareholdings

1.	We warrant to GXO that:

(a)	we are the trustee of the Wellcome Trust, having voting control over 4,835,896 ordinary shares of 10 pence each in the capital of Wincanton (theWincanton Shares); and

(b)	we have full power and authority to enter into this undertaking and to perform the obligations under it.

We undertake (so far as is necessary to meet our obligation in paragraph 3 below) to instruct the registered holder(s) and/or custodian(s) of the Wincanton Shares to comply with our undertakings and agreements set out in this undertaking.

Dealings and undertakings

2.	We undertake to GXO that before this undertaking lapses in accordance with paragraph 8, we shall not, directly or indirectly:

(a)	Sell, transfer, charge, encumber, grant any option or lien over or otherwise dispose of any interest in any Wincanton Shares , other than pursuant to our acceptance of the Offer (if relevant);

(b)	save as may be permitted by paragraph 11, accept, in respect of the Wincanton Shares, any offer or other transaction made in competition with or which might otherwise impede or frustrate the Acquisition (as defined in paragraph 7 below) in any way;

(c)	vote in favour of or otherwise consent to (i) any resolution proposed at a general or class meeting of Wincanton, or at an adjourned meeting, to approve any scheme of arrangement of Wincanton, or other transaction which is proposed in competition with or which we reasonably believe is reasonably likely to result in any condition of the Acquisition not being fulfilled or which we reasonably believe is reasonably likely to otherwise impede or frustrate the Acquisition in any way; or (ii) any matter for the purposes of Rule 21 of the Code (a Relevant Resolution); and

(d)	save as may be permitted by paragraph 11 and other than pursuant to the Acquisition, enter into any agreement or arrangement, incur any obligation or give any public indication of intent:

(i)	to do any of the acts referred to in paragraphs 2(a) to 2(c); or

(ii)	which, in relation to the Wincanton Shares, would or we reasonably believe is reasonably likely to restrict or impede us accepting the Offer or voting in favour of the Scheme (as applicable) or which might otherwise frustrate the Acquisition.

Undertaking to accept the Offer and/or to vote in favour of the Scheme

3.             We undertake that:

(a)            if GXO elects to implement the Acquisition by way of the Offer:

(i)	we shall accept the Offer in respect of the Wincanton Shares in accordance with the procedure for acceptance set out in the formal document containing such Offer (the Offer Document) not later than ten days after the date of receipt of the Offer Document sent by GXO to Wincanton shareholders; and

(ii)	we shall not withdraw any acceptances of the Offer; and

(b)            if GXO elects to implement the Acquisition by way of the Scheme

(i)	we shall exercise all voting rights attaching to the Wincanton Shares to vote in favour of all resolutions to approve or implement the Scheme and/or the Acquisition, proposed at any general or class meeting (General Meeting) and Court convened meeting (Court Meeting) of Wincanton to be convened and held in connection with the Scheme and/or the Acquisition, or at any adjournment of any such meeting;

(ii)	we shall execute any forms of proxy in respect of the Wincanton Shares required by GXO appointing any person nominated by GXO to vote at any General Meeting or Court Meeting in respect of the resolutions to approve the Scheme and/or the Acquisition, and any related matters, and shall ensure that any such executed forms of proxy are received by Wincanton’s registrars not later than 3.00 p.m. on the tenth day after the deemed date of receipt of the formal document setting out the terms and conditions of the Scheme (the Scheme Document) sent by Wincanton to Wincanton shareholders; and

(iii)	we shall not revoke the terms of any proxy submitted in accordance with paragraph 3(b)(ii), either in writing or by attendance at any General Meeting or Court Meeting or otherwise; and

(c)	until the time this undertaking lapses in accordance with paragraph 8, we shall exercise the voting rights attached to the Wincanton Shares on (and execute (and not revoke) any form of proxy regarding) a Relevant Resolution (as defined in paragraph 2(c)) only in accordance with GXO’s directions.

Documentation

4.            We consent to:

(a)	this undertaking being disclosed to the Panel;

(b)	the inclusion of references to us, and particulars of this undertaking and our holdings of, interests in, rights to subscribe for and short positions in relevant securities of Wincanton being included in any subsequent announcements to be published by GXO in connection with the Acquisition (Subsequent Announcements), and any Offer Document or Scheme Document published in connection with the Acquisition, and any other announcement made, or document issued, by or on behalf of GXO in connection with the Acquisition; and

(c)	this undertaking being available for inspection as required by Rule 26.1 of the Code or the Listing Rules of the Financial Conduct Authority including, without limitation, being made publicly available on GXO’s and Wincanton’s websites.

5.            We shall promptly give you all information and any assistance as you may reasonably require for the preparation of any Subsequent Announcements, any Offer Document or Scheme Document and any other document to be issued in connection with the Acquisition in order to comply with the requirements of the Code, the Panel, the Court, the Companies Act 2006, the Financial Conduct Authority, London Stock Exchange plc or any other legal or regulatory requirement or body. We shall promptly after becoming aware of the same notify you in writing of any change in the accuracy or impact of any information previously given to you.

6.            We understand that the information you have given to us in relation to the Acquisition must be kept confidential until the information has otherwise become generally available.

Interpretation

7.            In this undertaking:

(a)	references to the Acquisition means the proposed acquisition by GXO of all the issued and to be issued ordinary shares of 10 pence each in the capital of Wincanton, whether (at the election of GXO) pursuant to the Offer or the Scheme;

(b)	references to the Code means the City Code on Takeovers and Mergers;

(c)	references to the Court means the High Court of Justice in England and Wales;

(d)	references to the Offer means any offer to be made by or on behalf of GXO to acquire the issued and to be issued ordinary share capital of Wincanton other than that already owned by GXO and its associates (as defined in section 988 Companies Act 2006), and a reference to the Offer also includes any new, increased, renewed or revised offer made by GXO to acquire shares in Wincanton provided that the consideration to be paid to the holders of issued and to be issued ordinary shares of 10 pence in the capital of Wincanton is 605 pence or more; and

(e)	references to the Scheme means any scheme of arrangement of Wincanton under section 895 Companies Act 2006 (including any new, increased, renewed or revised scheme of arrangement) for the acquisition by GXO of the issued and to be issued ordinary share capital of Wincanton other than that already owned by GXO, and a reference to the Scheme also includes any new, increased, renewed or revised scheme of arrangement made by GXO to acquire shares in Wincanton provided that the consideration to be paid to the holders of issued and to be issued ordinary shares of 10 pence in the capital of Wincanton is 605 pence or more.

Lapse of undertaking

8.            This undertaking shall lapse and all of our obligations under this undertaking shall cease to be enforceable or have any continuing force and effect:

(a)	if the posting of the document containing details of the Scheme or the Offer does not occur within 28 days of the date of the 2.7 Announcement;

(b)	if GXO announces, with the consent of the Panel (if required), and before the Offer Document or the Scheme Document is published, that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Offer or Scheme (as applicable) is announced in accordance with Rule 2.7 of the Code at the same time; or

(c)	if the Offer or Scheme does not become Effective (as defined in the Rule 2.7 Announcement), lapses or is withdrawn and no new, revised or replacement Scheme or Offer has been announced, in accordance with Rule 2.7 of the Code, in its place or is announced, in accordance with Rule 2.7 of the Code, at the same time; or

(d)	if a person other than GXO or a subsidiary of GXO or any person acting in concert with GXO announces a firm intention to make an offer (in accordance with Rule 2.7 of the Code) to acquire the equity share capital of Wincanton (whether to be made by way of an offer or a scheme of arrangement or otherwise) which represents, in our opinion, a value at any time of more than 695 pence per Wincanton Share (a Higher Competing Offer) and at any time following such announcement we notify you of such opinion or we otherwise make an announcement or notification that we no longer intend to accept the Offer or vote in favour of the Scheme (as applicable) pursuant to the terms of this undertaking pursuant to Rule 2.10(c) of the Code, and nothing in this undertaking shall prevent us from selling, transferring or otherwise disposing of all or any of the Wincanton Shares above such price. In determining the value of any Higher Competing Offer, we shall be entitled to take into account such matters, circumstances and factors as we consider, in our sole discretion, appropriate (including, without limitation, any conditions to, or risks associated with the completion or implementation of, such offers and where such offers includes any non-cash consideration, factors other than the then market value, if any, of such consideration); or

(e)	in respect of any Wincanton Shares that are sold, transferred or otherwise disposed of (regardless of the identity of the acquirer) at a price of more than 695 pence per Wincanton Share and in relation to any sale of the Wincanton Shares by us to GXO (or anyone acting on its behalf) at any price per Wincanton Share below 695 pence per Wincanton Share. For the avoidance of doubt, nothing in this undertaking shall prevent us from selling, transferring or otherwise disposing of any of the Wincanton Shares above 695 pence per Wincanton Share at any time; or

(f)	in the case of a Scheme, the closing of the last to occur of (a) the General Meeting; and (b) the Court Meeting; or

(g)	any competing offer or scheme of arrangement for Wincanton is declared unconditional in all respects or otherwise becomes effective.

9.             If this undertaking lapses, we shall have no claim against GXO and GXO shall not have any claim against us, in each case other than in respect of any prior breach of any of the terms of this undertaking.

General

10.          We undertake so far as is necessary to meet our obligations under this letter to instruct the registered holder(s) and/or custodian(s) holding the Wincanton Shares to vote in favour of the Scheme or accept the Offer (as the case may be) in accordance with this letter by completing and delivering the appropriate form(s) of proxy or form of acceptance (as the case may be) in respect of the Wincanton Shares in accordance with this undertaking but we shall not be liable for any failure on the part of such custodians to complete and deliver such form(s) in accordance with such timescale(s) or otherwise to comply with our instructions.

11.           Nothing in this undertaking shall prevent us from entering into discussions with any person who is considering the possibility of making a Higher Competing Offer or from entering into any form of undertaking that is conditional upon a Higher Competing Offer being made.

12.           We acknowledge that we are obliged to make appropriate disclosure under Rule 2.10(c) of the Code promptly after becoming aware that we will not be able to comply with the terms of this undertaking or no longer intend to do so.

13.           The parties to and addressee of this letter do not intend that any term of this letter shall be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to, nor addressee of, this letter.

14.           Any notice or other communication in connection with this undertaking shall be in writing in English and shall be sufficiently given or served if delivered or sent to:

in the case of us to:

Address: Gibbs Building, 215 Euston Road, London NW1 2BE

Email: h.nugent@wellcome.org

Attention: Harvey Nugent

in the case of you to:

Address: 180 Great Portland Street, London W1W 5QZ

Email: Karlis.Kirsis@gxo.com

Attention: Karlis Kirsis

Any Notice may be delivered by hand, by email or sent by courier using an internationally recognised courier company or prepaid first class post. Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received at the time of delivery if delivered by hand, if sent by email, on the date and time when sent, provided that the sender does not receive a notice of non-delivery, or if sent by prepaid first class post or courier, one business day after posting it.

Specific Performance

15.           We agree that, if we fail to comply with any of the undertakings in paragraph 3 or breach any of our other obligations under this undertaking, damages may not be an adequate remedy and accordingly GXO shall be entitled to the remedies of specific performance, injunction or other equitable relief.

Governing Law

16.           This undertaking and any non-contractual obligations arising out of or in connection with this undertaking shall be governed by, and interpreted in accordance with, English law. The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this undertaking including, without limitation disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, termination or the legal relationships established by, this undertaking; and (ii) any non-contractual obligations arising out of or in connection with this undertaking. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction. Each party also irrevocably waives any objection to the recognition or enforcement in the courts of any other country of a judgment delivered by an English court exercising jurisdiction pursuant to this clause.

SIGNED as a DEED and	) DELIVERED by an
authorised signatory of )
WELLCOME TRUST LIMITED	)
acting as Trustee of the Wellcome Trust	) SIGNATURE:[XXXX]

in the presence of: Witness	SIGNATURE: [XXXX]

NAME: [XXXX]

ADDRESS:[XXXX]